Exhibit 5

Condensed Interim Financial Statements

As at 30 June 2014

www.coebank.org

CEB – Condensed Interim Financial Statements as at 30 June 2014	1

Comments on financial results as at 30 June 2014 (unaudited)

Within a contrasting economic environment, with recovering economies in the Eurozone and historically low interest rates, the CEB continued to successfully fulfil its role as an international financial institution with a social vocation, in accordance with its mandate.

In terms of activities for the first half-year of 2014, the amounts of projects approved (€ 1.3 billion) and loans disbursed (€ 615.6 million) were in line with the objectives defined in the Development Plan for 2014-2016. The stock of projects approved and awaiting financing reached € 5.1 billion compared to € 4.6 billion at end 2013, of which 68.5% are in favour of target countries from Central, Eastern and South Eastern Europe. Outstanding loans remained stable and stood at nearly € 12.5 billion at 30 June 2014 (31 December 2013: € 12.6 billion).

The prudential ratios of the Bank remain within their respective limits.

During the first half-year of 2014, the Bank issued bonds for an amount of € 2.6 billion. The amount of debt securities in issue, which supports the Bank’s operations, increased from € 19.2 billion at 31 December 2013 to € 19.8 billion at 30 June 2014. This change is mainly due to the foreign exchange variation between the Australian dollar and the Euro during this period.

The net profit (unaudited) at 30 June 2014 amounted to € 60.0 million, i.e. a slight decrease of € 0.9 million (1.5%) compared to the same period in 2013. This evolution is mainly due to an increase in interest margin (€ 3.7 million), to a negative impact of financial instruments at fair value through profit and loss (€ 4.1 million) and to a slight increase in general operating expenses (€ 0.4 million).

Equity at 30 June 2014 stood at € 2.5 billion, stable compared to 31 December 2013, whereas own funds (equity plus uncalled capital) amounted to € 7.4 billion, compared to € 7.3 billion at 31 December 2013.

Key figures

In million euros

	30/06/2014 (*)	30/06/2013 (*)	31/12/2013
Projects approved	1 261	1 408	2 274
Stock of projects	5 099	5 327	4 649
Loans disbursed	616	503	1 845
Loans outstanding	12 508	11 990	12 582
Bonds issued	2 640	2 064	3 008
Debt securities in issue	19 813	19 765	19 198
Net profit	60	61	111
Equity	2 527	2 333	2 460
Own funds	7 387	7 187	7 320
Total assets	25 314	25 472	24 485
(*)	Unaudited

CEB – Condensed Interim Financial Statements as at 30 June 2014	2

FINANCIAL STATEMENTS

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Bank (CEB) contributes to the implementation of socially-orientated investment projects in favour of social cohesion in Europe through four major sectoral lines of action, namely the strengthening of social integration, management of the environment, supporting public infrastructure with a social vocation and supporting micro-, small and medium sized enterprises.

Its actions comply with eligibility criteria specific to each sectoral line of action, thus reflecting not only the CEB’s specific social vocation, but also the development logic underpinning all its activity.

In accordance with Resolution AC 1562 (2013) approved by the Administrative Council on 14 November 2013, each of these four action lines involves the following fields:

—	Strengthening of social integration

To contribute to strengthening social integration and thus to attack the roots of exclusion means, at operational level, acting in favour of refugees, migrants and displaced persons, promoting social housing and improving living conditions in urban and rural areas.

—	Management of the environment

To contribute to managing the environment means not only systematically responding to emergency situations in the event of natural or ecological disasters, but also promoting protection of the environment and preservation of historic and cultural heritage.

—	Supporting public infrastructure with a social vocation

To support the development of public infrastructure with a social vocation in the key sectors of health, education, vocational training and administrative and judicial public services in the long term facilitates more dynamic and more equitable economic and social growth, promoting individual fulfilment and collective well-being.

—	Supporting Micro-, Small and Medium Sized Enterprises (MSMEs)

The CEB finances micro, small and medium-sized enterprises for the prime purpose of promoting the creation and preservation of viable jobs by facilitating access to credit. Such loans are also aimed at entities exercising craft activities or family enterprises engaged in regular economic activity.

CEB – Condensed Interim Financial Statements as at 30 June 2014	3

Balance sheet

As at 30 June 2014 (unaudited) and 31 December 2013 (audited)

In thousand euros
Assets	Notes	30/06/2014	31/12/2013

Cash in hand, balances with central banks		68 984	286 640
Financial assets at fair value through profit or loss		510 698	441 961
Hedging derivative instruments		1 005 603	949 003
Available-for-sale financial assets		5 030 034	4 548 774
Loans and advances to credit institutions and to customers
Loans	D	12 823 731	12 769 265
Advances	D	3 180 468	2 806 849
Financial assets held to maturity		2 636 662	2 630 983
Tangible and intangible assets		44 758	44 746
Other assets		13 002	6 571
Total assets		25 313 940	24 484 792

Liabilities and equity
Liabilities
Financial liabilities at fair value through profit or loss		389 099	656 290
Hedging derivative instruments		517 514	400 668
Amounts owed to credit institutions and to customers	E	220 762	227 128
Debt securities in issue	E	20 802 738	20 087 248
Other liabilities		602 880	408 777
Social Dividend Account (SDA)		72 254	73 906
Provisions		181 369	170 778
Total liabilities		22 786 616	22 024 795

Equity
Capital	F
Subscribed		5 472 219	5 472 219
Uncalled		(4 859 802)	(4 859 802)
Called		612 417	612 417
General reserve		1 895 119	1 783 830
Net profit		60 046	111 289
Total capital, general reserve and net profit		2 567 582	2 507 536
Gains or losses recognised directly in equity		(40 258)	(47 539)
Total equity		2 527 324	2 459 997

Total liabilities and equity		25 313 940	24 484 792

CEB – Condensed Interim Financial Statements as at 30 June 2014	4

Income statement

For the first half 2014 (unaudited) and the first half 2013 (unaudited)

In thousand euros
	Notes	30/06/2014	30/06/2013

Interest and similar income
Available-for-sale financial assets		11 866	9 687
Loans and advances to credit institutions and to customers		57 351	46 894
Financial assets held to maturity		48 099	46 493
Interest expenses and similar charges
Amounts owed to credit institutions and to customers		(1 298)	(951)
Debt securities in issue		(28 373)	(18 470)
Other interest expenses and similar charges		(2 690)	(2 389)
Interest margin	G	84 955	81 264

Net gains or losses from financial instruments at fair value through profit or loss		(4 415)	(354)
Net gains or losses from available-for-sale financial assets		24	25
Commissions (income)		547	443
Commissions (expenses)		(865)	(743)
Net banking income		80 246	80 635

General operating expenses		(19 001)	(18 597)
Depreciation and amortisation charges of fixed assets		(1 199)	(1 101)
Gross operating income		60 046	60 937
Cost of risk
Net profit		60 046	60 937

CEB – Condensed Interim Financial Statements as at 30 June 2014	5

Statement of comprehensive income

For the first half 2014 (unaudited) and the first half 2013 (unaudited)

In thousand euros
	30/06/2014	30/06/2013
Net profit	60 046	60 937

Changes in value of available-for-sale financial assets	11 395	13 198
Changes in actuarial differences related to the pension scheme	(7 295)	(2 280)
Changes in actuarial differences related to the other post-employment benefits	3 181	(668)
Total other elements of comprehensive income	7 281	10 250

Comprehensive income	67 327	71 187

Statement of changes in equity

For the first half 2014 (unaudited) and the first half 2013 (unaudited)

In thousand euros
	Capital and reserves			Gains or losses recognised directly in equity
	Called capital	Reserves and result	Total	Available for sale financial assets	Actuarial differences	Total	Total equity
Equity as at 31 December 2012	611 689	1 781 692	2 393 381	(74 423)	(57 319)	(131 742)	2 261 639
Net profit		60 937	60 937				60 937
Changes in value of assets and liabilities recognised directly in equity				13 198	(2 948)	10 250	10 250
Equity as at 30 June 2013	611 689	1 842 629	2 454 318	(61 225)	(60 267)	(121 492)	2 332 826
Capital increase	728	2 138	2 866				2 866
Net profit		50 352	50 352				50 352
Changes in value of assets and liabilities recognised directly in equity				65 212	8 741	73 953	73 953
Equity as at 31 December 2013	612 417	1 895 119	2 507 536	3 987	(51 526)	(47 539)	2 459 997
Net profit		60 046	60 046				60 046
Changes in value of assets and liabilities recognised directly in equity				11 395	(4 114)	7 281	7 281
Equity as at 30 June 2014	612 417	1 955 165	2 567 582	15 382	(55 640)	(40 258)	2 527 324

CEB – Condensed Interim Financial Statements as at 30 June 2014	6

Statement of cash flows

For the first half 2014 (unaudited) and the first half 2013 (unaudited)

In thousand euros
For the first half year		2014	2013

Net profit		60 046	60 937
+/-	Depreciation charges of tangible and intangible assets	1 200	1 101
+/-	Net loss/net profit from investing operations	8 893	10 333
+/-	Change in interest receivable	40 849	26 653
+/-	Change in interest payable	(36 401)	(23 422)
+/-	Other movements	10 419	5 648
	Total of non-monetary items included in the result	24 961	20 314

+	Reimbursements related to operations with credit institutions and customers	703 241	2 157 703
-	Disbursements related to operations with credit institutions and customers	(728 872)	(2 936 699)
+	Reimbursements related to other operations affecting financial assets or liabilities	2 068 699	2 733 375
-	Disbursements related to other operations affecting financial assets or liabilities	(2 331 605)	(2 350 270)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(6 834)	(8 073)
	Net decrease/(increase) of assets and liabilities resulting from operating activities	(295 372)	(403 964)
	Total net cash flows from operating activities (a)	(210 366)	(322 713)

+	Reimbursements related to financial assets held to maturity	109 040	98 293
-	Disbursements related to financial assets held to maturity	(123 092)	(144 743)
+/-	Cash flows related to tangible and intangible assets	(1 211)	(637)
	Total net cash flows from investing operations (b)	(15 263)	(47 087)

+/-	Cash flows from or to Member States	(3 223)	(733)
+	Reimbursements related to debt securities in issue	4 072 065	2 786 155
-	Disbursements related to debt securities in issue	(3 790 259)	(2 895 662)
	Total net cash flows from financing operations (c)	278 583	(110 240)

	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	5 379	6 679

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	58 332	(473 361)

Cash and cash equivalents at the beginning of the financial year		2 930 375	2 559 425
	Cash in hand, balances with central banks	286 640	327 373
	Advances repayable on demand and term deposits with credit institutions	2 643 735	2 232 052

Cash and cash equivalents at the end of the financial year		2 988 708	2 086 064
	Cash in hand, balances with central banks	68 984	271 744
	Advances repayable on demand and term deposits with credit institutions	2 919 724	1 814 320
	Changes in cash and cash equivalents	58 332	(473 361)

CEB – Condensed Interim Financial Statements as at 30 June 2014	7

NOTES TO THE FINANCIAL STATEMENTS

Note A – Summary of principal accounting methods applied by the Bank (CEB)

1. Applicable accounting standards

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union. In this regard, certain provisions of IAS 39 relating to hedge accounting have been excluded, and no adoption procedure of certain recent texts has yet begun.

The content of this publication is in compliance with IAS 34 concerning interim financial information, which allows the publication of condensed half-year financial statements as well as selected notes to the financial statements.

The entry into force of the other standards with mandatory application after 1 January 2014 had no impact on the condensed financial statements for the six months ended 30 June 2014.

The CEB did not apply in advance the new standards, amendments or interpretations adopted by the European Union since their application was still optional in 2014.

The half-year financial statements are unaudited.

This interim financial information is to be read together with the financial statements prepared for the year ended 31 December 2013 (available on the Bank’s website www.coebank.org).

The reported half-year profits do not necessarily reflect full-year profits.

CEB – Condensed Interim Financial Statements as at 30 June 2014	8

Note B – Ratios

As a multilateral development bank (MDB), the CEB is not subject to its Member States’ regulatory framework, Basel Committee recommendations or European Union directives. Although the CEB follows the recommendations of the Basel Committee (Basel II/III framework), its prudential framework is based on its own ratios.

The CEB’s revised prudential framework, in force since 1 January 2014, is organized around three main pillars: capital adequacy, liquidity and leverage, through six prudential indicators (ratios), thus providing the Bank with the necessary tools to monitor its risks in compliance with the banking sector’s best practices and in accordance with the CEB’s business objectives as defined in the Development Plan 2014-2016.

Revised prudential framework (*)	30/06/2014	30/06/2013 (1)	31/12/2013 (1)	Limit
Capital Adequacy Basel II/III	23.2%	20.9%	22.6%	> 10.5%
Gearing	1.69	1.65	1.72	< 2.5
Indebtedness	7.71	7.83	7.77	< 12
Treasury Assets	3.98	4.00	3.90	< 6
Liquidity	123.7%	119.6%	117.4%	> 50%
Short-term liquidity:
1 month	728%	380%	434%	> 100%
3 months	366%	289%	286%	> 100%
6 months	263%	254%	191%	> 100%
1 year	158%	148%	145%	> 100%
Cost-to-income ratio (2)	25.2%	24.4%	28.3%

(1)	pro forma
(2)	The cost-to-income ratio equals general operating expenses (including net depreciation and amortization charges on fixed assets) divided by net banking income.

Capital adequacy ratio (CAR Basel II/III) under the Standardised Approach - a measure of the CEB’s prudential equity* (Ep) expressed as a percentage of its total risk-weighted assets* (RWA). The capital adequacy ratio, which fixes the minimum requirement for prudential equity at 10.5% of the CEB’s risk-weighted assets, stood at 23.2% at 30 June 2014, improving slightly compared to 22.6% at end of December 2013. This is due to a reduction in total risk-weighted assets, while the CEB’s prudential equity continued to increase.

Gearing ratio compares loans outstanding after swap and guarantees to own funds* and establishes a volume ceiling (as opposed to credit risk) for the CEB’s loan activity. This ratio is intended to provide a clearer picture of the volume of loans outstanding in comparison with other MDBs, thus allowing for comparability with other International Financial Institutions. The limit is fixed at 2.5 (two and a half times own funds), i.e. € 18.6 billion. The ratio stood at 1.69 at 30 June 2014 and displayed slight improvement compared to 1.72 at end of December 2013 due to the increase in the CEB’s own funds, while the loans outstanding decreased slightly.

The prudential ratios for indebtedness, treasury assets, liquidity and short-term liquidity remain within their respective limits. The variations (increase or decrease) solely reflect the Bank’s activity development (treasury, lending and debt).

(*)	See also the Report of the Governor 2013, p. 40

CEB – Condensed Interim Financial Statements as at 30 June 2014	9

Note C – Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their accounting valuation rules.

Conditions for loan disbursement are equivalent to those implemented by other financial institutions that operate on the supranational banks market. Reflecting its preferred creditor status, the Bank does not intend to sell this type of receivables.

In thousand euros

30 June 2014	At fair value through profit or loss	At fair value through equity	Amortised cost	Carrying value
Assets
Cash in hand, balances with central banks			68 984	68 984
Financial assets at fair value through profit or loss	510 698			510 698
Hedging derivative instruments	1 005 603			1 005 603
Available-for-sale financial assets		5 030 034		5 030 034
Loans and advances to credit institutions and to customers			16 004 199	16 004 199
Financial assets held to maturity			2 636 662	2 636 662

Total financial assets	1 516 301	5 030 034	18 709 845	25 256 180
Liabilites
Financial liabilities at fair value through profit or loss	389 099			389 099
Hedging derivative instruments	517 514			517 514
Amounts owed to credit institutions and to customers			220 762	220 762
Debt securities in issue			20 802 738	20 802 738
Social Dividend Account (SDA)			72 254	72 254

Total financial liabilities	906 613		21 095 754	22 002 367

In thousand euros
31 December 2013	At fair value through profit or loss	At fair value through equity	Amortised cost	Carrying value
Assets
Cash in hand, balances with central banks			286 640	286 640
Financial assets at fair value through profit or loss	441 961			441 961
Hedging derivative instruments	949 003			949 003
Available-for-sale financial assets		4 548 774		4 548 774
Loans and advances to credit institutions and to customers			15 576 114	15 576 114
Financial assets held to maturity			2 630 983	2 630 983

Total financial assets	1 390 964	4 548 774	18 493 737	24 433 475
Liabilites
Financial liabilities at fair value through profit or loss	656 290			656 290
Hedging derivative instruments	400 668			400 668
Amounts owed to credit institutions and to customers			227 128	227 128
Debt securities in issue			20 087 248	20 087 248
Social Dividend Account (SDA)			73 906	73 906

Total financial liabilities	1 056 958		20 388 282	21 445 240

CEB – Condensed Interim Financial Statements as at 30 June 2014	10

Note D – Loans and advances to credit institutions and to customers

This heading covers loans to credit institutions and to customers as well as deposits to credit institutions.

In thousand euros

Breakdown of loans by category of borrower	30/06/2014	31/12/2013
Loans to credit institutions
Loans	7 244 972	7 261 796
Interest receivable	19 943	15 652
Unpaid receivables	1 076	1 074
Depreciation of loans to credit institutions (*)	(1 877)	(1 875)
Sub-total	7 264 114	7 276 647
Loans to customers
Loans	5 262 721	5 320 134
Interest receivable	24 361	22 889
Sub-total	5 287 082	5 343 023
Value adjustment of loans hedged by derivative instruments	272 535	149 595
Total loans	12 823 731	12 769 265
Other loans and advances
Advances repayable on demand	312 080	121 277
Advances with agreed maturity dates or periods of notice	2 867 319	2 684 755
Sub-total	3 179 399	2 806 032
Interest receivable	1 069	817
Total other advances	3 180 468	2 806 849

(*)	Change in this balance concerns accrued interest of an impaired loan

CEB – Condensed Interim Financial Statements as at 30 June 2014	11

The breakdown of outstanding loans by borrowers’ country is included in the table below.

			In thousand euros

Breakdown by borrowers’ country location	30/06/2014%		31/12/2013%

Poland	1 616 216	12.92	1 632 722	12.98
Spain	1 356 170	10.84	1 308 527	10.40
Hungary	1 151 429	9.21	1 228 391	9.76
France	1 117 431	8.93	1 134 597	9.02
Turkey	1 049 359	8.39	1 033 345	8.21
Romania	912 615	7.30	916 478	7.28
Belgium	824 095	6.59	681 737	5.42
Germany	642 710	5.14	651 545	5.18
Cyprus	624 478	4.99	620 558	4.93
Italy	593 652	4.75	621 549	4.94
Portugal	341 725	2.73	418 288	3.32
Croatia	276 828	2.21	286 177	2.27
Finland	258 042	2.06	278 542	2.21
Denmark	205 000	1.64	205 000	1.63
Iceland	188 412	1.51	188 912	1.50
Lithuania	143 952	1.15	145 851	1.16
Slovak Republic	139 446	1.11	150 397	1.20
Ireland	122 820	0.98	104 204	0.83
Slovenia	118 799	0.95	121 074	0.96
Czech Republic	109 018	0.87	85 926	0.68
Albania	108 482	0.87	109 292	0.87
Sweden	107 935	0.86	130 739	1.04
Serbia	95 689	0.77	98 305	0.78
Latvia	92 155	0.74	104 175	0.83
Bulgaria	88 806	0.71	86 130	0.68
“the former Yugoslav Republic of Macedonia”	58 483	0.47	55 214	0.44
Bosnia and Herzegovina	56 342	0.45	58 091	0.46
Malta	40 400	0.32	47 950	0.38
Estonia	23 502	0.19	26 164	0.21
Moldova (Republic of)	21 414	0.17	20 147	0.16
Greece	13 209	0.11	22 709	0.18
Montenegro	9 079	0.07	9 079	0.07
San Marino			116	0.01
Total	12 507 693	100.00	12 581 931	100.00

CEB – Condensed Interim Financial Statements as at 30 June 2014	12

Note E – Amounts owed to credit institutions and to customers and debt securities in issue

In thousand euros

	30/06/2014	31/12/2013

Amounts owed to credit institutions and to customers
Interest-bearing accounts	120 630	127 063
of which European Union	46 000	53 440
Borrowings and term deposits	100 000	100 000
Interest payable	132	65
Total	220 762	227 128

Debt securities in issue
Bonds	18 771 432	18 275 273
Euro Commercial Paper	1 041 606	922 753
Interest payable	266 766	308 394
Value adjustment of debt securities in issue hedged by derivative instruments	722 934	580 828
Total	20 802 738	20 087 248

CEB – Condensed Interim Financial Statements as at 30 June 2014	13

Note F – Capital

Capital breakdown by Member State at 30 June 2014 and 31 December 2013 is presented below:

In thousand euros

Members	Subscribed capital	Uncalled capital	Called capital	Voting rights

France	915 770	814 114	101 656	16.735%
Germany	915 770	814 114	101 656	16.735%
Italy	915 770	814 114	101 656	16.735%
Spain	597 257	530 958	66 299	10.914%
Turkey	388 299	345 197	43 102	7.096%
Netherlands	198 813	176 743	22 070	3.633%
Belgium	164 321	146 083	18 238	3.003%
Greece	164 321	146 083	18 238	3.003%
Portugal	139 172	123 724	15 448	2.543%
Sweden	139 172	123 724	15 448	2.543%
Poland	128 260	114 023	14 237	2.344%
Denmark	89 667	79 712	9 955	1.639%
Finland	69 786	62 039	7 747	1.275%
Norway	69 786	62 039	7 747	1.275%
Bulgaria	62 459	55 526	6 933	1.141%
Romania	59 914	53 264	6 650	1.095%
Switzerland	53 824	43 229	10 595	0.984%
Ireland	48 310	42 948	5 362	0.883%
Hungary	44 788	39 816	4 972	0.818%
Czech Republic	43 037	38 260	4 777	0.786%
Luxembourg	34 734	30 878	3 856	0.635%
Serbia	25 841	22 973	2 868	0.472%
Croatia	21 376	19 003	2 373	0.391%
Cyprus	19 882	17 676	2 206	0.363%
Slovak Republic	18 959	16 854	2 105	0.346%
Albania	13 385	11 899	1 486	0.245%
Latvia	12 808	11 387	1 421	0.234%
Estonia	12 723	11 311	1 412	0.233%
“the former Yugoslav Republic of Macedonia”	12 723	11 311	1 412	0.233%
Lithuania	12 588	11 191	1 397	0.230%
Slovenia	12 295	10 930	1 365	0.225%
Iceland	10 144	9 018	1 126	0.185%
Malta	10 144	9 018	1 126	0.185%
Georgia	9 876	8 780	1 096	0.180%
Bosnia and Herzegovina	9 689	8 614	1 075	0.177%
Montenegro	6 584	5 853	731	0.120%
Kosovo	6 559	5 831	728	0.120%
Moldova (Republic of)	5 488	4 878	610	0.100%
San Marino	4 867	4 206	661	0.089%
Liechtenstein	2 921	2 374	547	0.053%
Holy See	137	107	30	0.003%

Total	5 472 219	4 859 802	612 417	100.000%

In 2013, further to Kosovo’s adhesion, the subscribed capital increased by € 6 559 thousand of which the called capital amounts to € 728 thousand. Its contribution to the reserves totals € 2 138 thousand. These amounts are scheduled in four equal annual instalments. The first instalment of € 716.5 thousand has been paid for the capital and reserves. The total of the three outstanding instalments is detailed below:

In thousand euros

Member	Capital	Reserves	Total
Kosovo	546.0	1 603.5	2 149.5
Total	546.0	1 603.5	2 149.5

CEB – Condensed Interim Financial Statements as at 30 June 2014	14

Note G – Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value calculated exclusive of accrued interest on financial instruments are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss”.

Interest income and expenses from fair value hedging derivatives are shown together with the income and expenses arising from those items for which they provide risk coverage.

In thousand euros

	30/06/2014	30/06/2013

Available-for-sale financial assets
Securities transactions	25 092	22 576
Hedging derivatives	(13 226)	(12 889)
Sub-total	11 866	9 687

Loans and advances to credit institutions and to customers
Loans (exclusive of interbanking)	102 391	100 115
Hedging derivatives	(48 815)	(56 065)
Advances	3 775	2 844
Sub-total	57 351	46 894

Financial assets held to maturity
Securities transactions	48 099	46 493
Sub-total	48 099	46 493

Amounts owed to credit institutions and to customers
Interest-bearing accounts and deposits	(1 298)	(951)
Sub-total	(1 298)	(951)

Debt securities in issue
Bonds	(269 528)	(318 225)
Hedging derivatives	241 155	299 755
Sub-total	(28 373)	(18 470)
Other interest expenses and similar charges	(2 690)	(2 389)
Interest margin	84 955	81 264

CEB – Condensed Interim Financial Statements as at 30 June 2014	15